Exhibit (23)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated February 20, 2004 included or incorporated by reference in this annual report on Form 10-K for Met-Pro Corporation for the fiscal year ended January 31, 2004.

/s/ Margolis & Company P.C.
Margolis & Company P.C.
Certified Public Accountants

 Bala Cynwyd, Pennsylvania
 April 13, 2004